Filed pursuant to Rule 424(b)(5)

Registration No. 333-169540

Prospectus Supplement

(To Prospectus Dated November 4, 2010)

[Missing Graphic Reference]	304,348 Shares Common Stock $20.00 per Share
_________________________________________________________________________________________

We are offering 304,348 shares of our common stock, par value $0.01 per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is traded on the NYSE Amex under the symbol “LGL.”  The last reported sale price of our common stock on the NYSE Amex on January 31, 2011 was $22.01 per share.

As of January 31, 2011, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $45,412,694 based on 2,267,254 shares of outstanding common stock, of which 1,831,157 shares are held by non-affiliates, and a per share price of $24.80, which was the closing sale price of our common stock on the NYSE Amex on January 14, 2011.  We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page S-2 of this prospectus supplement and on page 4 of the accompanying prospectus.

	Per Share	Total
Public offering price	$20.000	$6,086,960
Underwriting discounts and commissions	$1.109	$337,392
Proceeds, before expenses, to The LGL Group, Inc.	$18.891	$5,749,568

ThinkEquity LLC has agreed to act as the sole underwriter in connection with this offering. We have granted to the underwriter an option, exercisable within 45 days after the date of this prospectus supplement, to purchase up to 45,652 additional shares of common stock upon the terms in the table set forth above to cover over-allotments, if any.

ThinkEquity LLC expects to deliver the shares on or about February 4, 2011.

Neither the U.S. Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful and complete.  Any representation to the contrary is a criminal offense.
_______________________________

ThinkEquity LLC

The date of this prospectus supplement is January 31, 2011

Table of Contents

Prospectus Supplement

Accompanying Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the applicable document or that any information we have incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of the document incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction.  Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

 Summary

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary may not contain all the information that you should consider before investing in our common stock.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including “Risk Factors” contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.  This prospectus supplement may add to, update or change information in the accompanying prospectus.

Overview

The LGL Group, Inc., formerly Lynch Corporation, incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a holding company with subsidiaries engaged in manufacturing custom-designed highly engineered electronic components.  The LGL Group, Inc. and its subsidiaries (collectively, the “Company”) maintains its executive offices at 2525 Shader Road, Orlando, Florida 32804.  The Company’s telephone number is (407) 298-2000.  The Company’s common stock is traded on the NYSE Amex under the ticker symbol “LGL.”

MtronPTI manufactures and markets custom designed highly-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits.  Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  Its devices are also used in electronic systems for military applications, avionics, earth orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.

MtronPTI’s frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters.  Its products produce an electrical signal that has the following attributes:

•	accuracy -- the frequency of the signal does not change significantly over a period of time;

•	stability -- the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and

•	low electronic noise -- the signal does not add interfering signals that can degrade the performance of electronic systems.

MtronPTI has more than 40 years of experience designing, manufacturing and marketing crystal based frequency control products.  Its customers rely on the skills of MtronPTI’s engineering and design team to help solve frequency control problems during all phases of their products’ life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.

 The Offering

Common stock offered by the Company	304,348 shares
Common stock outstanding following the offering	2,571,602 shares
Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital and potential technology or company acquisitions.
NYSE Amex Symbol	LGL

The number of shares of our common stock to be outstanding after the offering is based on 2,267,254 shares of common stock outstanding as of January 31, 2011.

Unless otherwise indicated, all information in this prospectus supplement assumes that the underwriter does not exercise its over-allotment option.

 Risk Factors

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and all other information contained in this prospectus supplement and the accompanying prospectus, including the risk factors in the section entitled “Risk Factors” in the accompanying prospectus and in the documents incorporated by reference herein and therein.  You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

 Use of Proceeds

We expect to receive approximately $5.605 million in net proceeds from this offering, or approximately $6.467 million if the underwriter exercises its over-allotment option in full.  “Net proceeds” is what we expect to receive after paying the expenses of this offering, including the underwriting discounts and commissions, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting and printing fees.

We intend to use the net proceeds from this offering for general corporate purposes, including working capital and potential technology or company acquisitions.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  Accordingly, we will retain broad discretion over the use of such proceeds.  Until we use the net proceeds of this offering, we intend to invest the funds in short-term, investment grade, interest-bearing securities.

 Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.  Our net tangible book value of our common stock as of September 30, 2010 was approximately $14.141 million, or approximately $6.28 per share of common stock based upon 2,250,373 shares outstanding.  Net tangible book value per share is equal to our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding as of September 30, 2010.  After giving effect to the sale by us of the 304,348 shares of our common stock we are offering, our as-adjusted net tangible book value would have been approximately $20.228 million, or approximately $7.92 per share of common stock based upon 2,554,721 shares outstanding.  This represents an immediate increase in net tangible book value of $1.63 per share to our existing stockholders and an immediate dilution in net tangible book value of $12.08 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$20.00
Net tangible book value per share as of September 30, 2010	$6.28
Increase in net tangible book value per share attributable to the offering	$1.64
As-adjusted net tangible book value per share after giving effect to the offering		$7.92
Dilution in net tangible book value per share to new investors		$12.08

Underwriting

ThinkEquity LLC is acting as sole underwriter for the offering.  Subject to the terms and conditions stated in the underwriting agreement dated January 31, 2011, the underwriter has agreed to purchase from us, and we have agreed to sell to the underwriter, 304,348 shares of our common stock.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by its counsel, including the validity of the shares, and to other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officers’ certificates and legal opinions.  The underwriter is obligated to purchase all the shares, other than those covered by the over-allotment option described below, if it purchases any of the shares.

The underwriter has advised us that it proposes initially to offer the shares at $20.00 per share. If all the shares are not sold at the initial offering, the underwriter may change the offering price and other selling terms.  In the event that the underwriter is unable to sell all the shares in the offering, the underwriter may purchase shares as a principal for its own investment account.

We have granted to the underwriter an over-allotment option to purchase up to an additional 45,652 shares of our common stock from us at the same price as to the public, and with the same underwriting discounts and commissions, as set forth on the front cover of this prospectus supplement.  The underwriter may exercise this option at any time and from time to time, in whole or in part, during the 45-day period after the date of this prospectus supplement, but only to cover over-allotments, if any.

Subject to certain exceptions, we have agreed that we will not, directly or indirectly, take any of the following actions with respect to our common stock or any securities convertible into or exchangeable or exercisable for any of our common stock: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of such common stock or securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase such common stock or securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of such common stock or securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in such common stock or securities within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or (v) file with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, relating to such common stock or securities, or publicly disclose the intention to take any such action, without, in each case, the prior written consent of the underwriter, for 90 days after the date of this prospectus supplement or such earlier date that the underwriter consents to in writing.

Subject to certain exceptions, each of our officers and directors has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any common stock or securities convertible into or exchangeable or exercisable for any common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter, for a period of 90 days after the date of this prospectus supplement.  In addition, each of our officers and directors has agreed that, without the prior written consent of the underwriter, such officer or director will not, during the 90-day lock-up period, make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock.

Notwithstanding the foregoing, if (1) during the last 17 days of the initial 90-day lock-up period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the initial 90-day lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the initial 90-day lock-up period, then in each case the 90-day lock-up period for us and our officers and directors will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the underwriter waives, in writing, such extension, provided further, that if at the time of any such release or announcement, we qualify as a company with “actively traded securities” as defined in Rule 101(c)(1) of Regulation M under the Exchange Act, clauses (1) and (2) shall not apply.

Our common stock trades on the on the NYSE Amex under the symbol “LGL.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering assuming both no exercise and full exercise of the underwriter’s option to purchase additional shares of common stock.

	No Exercise	Full Exercise
Per Share	$1.109	$1.109
Total	$337,392	$388,000
We also agreed to reimburse the underwriter for legal and other expenses incurred by it up to $50,000 in the aggregate.

We estimate that our portion of the total expenses of this offering, not including the underwriting discounts and commissions, will be approximately $145,000.

In compliance with guidelines of the Financial Industry Regulatory Authority (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8.0% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

In connection with the offering, the underwriter may purchase and sell shares of our common stock in the open market.  These transactions may include short sales, syndicate covering transactions and stabilizing transactions.  Short sales involve syndicate sales of shares of our common stock in excess of the number of shares to be purchased by the underwriter in this offering, which creates a syndicate short position.  “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriter’s over-allotment option.  In determining the source of shares to close out the covered syndicate short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.  Transactions to close out the covered syndicate short positions involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option.  The underwriter may also make “naked” short sales of shares in excess of the over-allotment option.  The underwriter must close out any naked short position by purchasing shares of our common stock in the open market.  A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.  Stabilizing transactions consist of various bids for or purchases of shares of our common stock in the open market prior to the completion of the offering.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock.  They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions.  The underwriter may conduct these transactions on the NYSE Amex or in the over-the-counter market, or otherwise.  If the underwriter commences any of these transactions, it may discontinue them at any time.

In connection with the offering, the underwriter may engage in passive market making transactions in the common stock on the NYSE Amex in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution.  A passive market maker must display its bids at a price not in excess of the highest independent bid of the security.  However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

A prospectus supplement in electronic format may be made available by the underwriter on a website maintained by a third party vendor or by the underwriter.  Other than the prospectus supplement in electronic format, the information on such website is not part of the prospectus supplement.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The underwriter has either provided investment banking services to us in the past or may do so in the future.  It receives customary fees and commissions for these services.

 Legal Matters

Certain legal matters with respect to the securities offered by this prospectus supplement will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.  Certain legal matters will be passed upon for the underwriter by Goodwin Procter LLP, New York, New York.

 Experts

The consolidated financial statements of our Company as of December 31, 2009 and 2008 and for the years then ended, incorporated by reference in this prospectus supplement and the accompanying prospectus have been so incorporated in reliance upon the report, which includes an explanatory paragraph relating to the change in accounting principles from the last-in, first-out method to the first-in, first-out method, of J.H. Cohn LLP, an independent registered public accounting firm, given upon its authority as experts in accounting and auditing.

 Incorporation By Reference

The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus.  The following documents, which have been filed with the SEC pursuant to the Exchange Act, are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010 and September 30, 2010; and

•
our Current Reports on Form 8-K, filed with the SEC on January 7, February 4, March 30, May 18, May 25, August 5, August 13, August 16, August 17, September 23, October 4, October 13, November 1, and November 3, November 10, November 12, November 24, December 10, and December 21, 2010.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus supplement and the accompanying prospectus are a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering.  The information contained in these future filings will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference to any previously filed document.

You may request copies of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, at no cost, by writing or telephoning us at:

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804
407-298-2000
Attention: Corporate Secretary

 Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 (including exhibits) under the Securities Act with respect to the shares to be sold in this offering.  This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement.  For further information with respect to our Company and the common stock offered in this prospectus supplement and the accompanying prospectus, reference is made to the registration statement, including the exhibits filed thereto.  With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file periodic reports, proxy statements and other information with the SEC.  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

PROSPECTUS

THE LGL GROUP, INC.

COMMON STOCK
WARRANTS
UNITS

We may from time to time sell any combination of common stock, warrants, or any combination thereof, separately or as units, described in this prospectus in one or more offerings.  The aggregate initial offering price of all securities sold under this prospectus will not exceed $19,000,000.

This prospectus provides a general description of the securities we may offer.  Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is traded on NYSE Amex under the symbol “LGL.”  The last reported sales price of our common stock on NYSE Amex on October 21, 2010 was $32.99.

We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  Refer to the section entitled “Plan of Distribution” in this prospectus.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 4, 2010.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about The LGL Group, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.  See “Incorporation By Reference” and “Where You Can Find Additional Information” in this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, and the applicable prospectus supplement.  As used throughout this prospectus and the prospectus supplement, the terms “LGL,” the “Company,” “we,” “us,” and “our” refer to The LGL Group, Inc. and its subsidiaries.  The Company operates through its principal subsidiary, M-tron Industries, Inc., which includes the operations of M-tron Industries, Ltd. (“Mtron”), and Mtron’s subsidiaries, Piezo Technology, Inc. and Piezo Technology India Private Ltd (jointly, “PTI”).  The combined operations of Mtron and PTI are referred to herein as “MtronPTI.”

About This Prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process.  Under this shelf process, we may offer up to $19,000,000 offering price of any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities that we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you.  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.

Our Company

The LGL Group, Inc., formerly Lynch Corporation, incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a holding company with subsidiaries engaged in manufacturing custom-designed highly engineered electronic components.  The LGL Group, Inc. and its subsidiaries (collectively, the “Company”) maintains its executive offices at 2525 Shader Road, Orlando, Florida 32804.  The Company’s telephone number is (407) 298-2000.  The Company’s common stock is traded on NYSE Amex under the ticker symbol “LGL.”

MtronPTI manufactures and markets custom designed highly-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits.  Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  Its devices are also used in electronic systems for military applications, avionics, earth orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.

MtronPTI’s frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters.  Its products produce an electrical signal that has the following attributes:

•	accuracy -- the frequency of the signal does not change significantly over a period of time;

•	stability -- the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and

•	low electronic noise -- the signal does not add interfering signals that can degrade the performance of electronic systems.

MtronPTI has more than 40 years of experience designing, manufacturing and marketing crystal based frequency control products.  Its customers rely on the skills of MtronPTI’s engineering and design team to help solve frequency control problems during all phases of their products’ life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.

RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our securities.  You should also consider the risks described in the applicable prospectus supplement, which include the risks applicable to an investment in the securities offered thereby.  If any of these risks actually occurs, our business financial condition, results of operations, or prospects could be materially adversely affected.  This could cause the trading price of our securities to decline and a loss of all or part of your investment.  The risks described below are not the only ones facing us.  Additional risks not currently known to us or that we currently believe to be immaterial may also impair the Company’s business operations and our liquidity.

Risks Related to Our Business and Industry

We had net losses in 2009 and 2008 and are uncertain as to our ability to sustain profitability.

We had a net loss of $2,522,000 for the year ended December 31, 2009 and a net loss of $1,282,000 for the year ended December 31, 2008.  Although we had a net profit in the first and second quarters of the current year, we are uncertain whether we will generate sufficient revenues and sufficiently reduce expenses to sustain profitability for the remainder of the current year and thereafter.

The current worldwide economic slowdown has negatively affected our sales and the business of our suppliers, which may materially adversely affect our profitability and revenue growth.

Our revenue and profitability depend significantly on general economic conditions and the demand for the electronic components in which our products are used.  Economic weakness and constrained spending in the electronics industry may result in severe business downturns or interruptions for our customers.  As a result, we may experience decreased revenue and extraordinary price pressure from our customers, negatively affecting our margins and profitability.

Our revenue and profitability also depend on the business of our suppliers.  Economic weakness affecting our suppliers may make them unable or unwilling to continue supplying components and materials at reasonable prices or at all, requiring us to use additional resources to find alternative sources of components and materials.  As a result, we may experience increased expenses, negatively affecting our margins and profitability.

We will need to renew or replace our existing credit facilities and may need to raise additional capital in order to fund our operations, which may be especially difficult in the current economic environment.

Our credit facilities included a term loan with an October 1, 2010 maturity date.  At maturity, we repaid the entire outstanding principal balance of such loan, together with accrued interest, totalling approximately $2,281,000.  In the future, we will need to renew or replace another of the Company’s credit facilities as it expires or if it otherwise becomes unavailable, and we may require additional financing in order to fund our operations.  We may be unable to renew our existing credit facility, find replacement facilities, or obtain additional financing on acceptable terms, or at all, which may result in delays in payments to vendors and in our ordinary activities to repair, replace or improve upon existing infrastructure, and may cause our customers to lose confidence in our ability to supply high-quality products in a timely manner.

The capital and credit markets remain tight as a result of adverse economic conditions.  If such conditions persist and funds are not readily available, it is likely that our ability to access capital and credit markets will remain limited.  In addition, if current global economic conditions persist for an extended period of time or worsen substantially, our business may suffer in a manner that could cause us to fail to satisfy the financial and other restrictive covenants to which we are subject under our existing credit facilities.

Under certain of our existing credit facilities, we are required to obtain the lenders’ consent for most additional debt financing, potentially making it more difficult for us to obtain such financing.

Our indebtedness may adversely affect our financial health.

Should we incur additional indebtedness in the future, borrowings under our existing revolving credit facility and such additional indebtedness could, among other things: increase our vulnerability to general economic and industry conditions, including recessions; require us to use cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures, research and development efforts and other expenses; limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; place us at a competitive disadvantage compared to competitors that have less indebtedness; or limit our ability to borrow additional funds that may be needed to operate and expand our business.

Our credit facility contains provisions that could materially restrict our business.

Our credit facility contains a number of significant covenants that, among other things, limit our ability to: dispose of assets; incur certain additional debt; or repay other debt; create liens on assets; make investments, loans or advances; make acquisitions or engage in mergers or consolidations; make capital expenditures; and engage in certain transactions with our subsidiaries and affiliates.  Under our credit facility, we are required to meet certain financial ratios.

The restrictions contained in our credit facility could limit our ability to plan for or react to market conditions or meet capital needs or could otherwise restrict our activities or business plans.  These restrictions could adversely affect our ability to finance our operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that could be in our interests.

Our ability to comply with these covenants may be affected by events beyond our control.  If we breach any of these covenants or restrictions, it could result in an event of default under our credit facility, or documents governing any other existing or future indebtedness.  A default, if not cured or waived, may permit acceleration of our indebtedness.  In addition, our lenders could terminate their commitments to make further extensions of credit under our credit facilities.  If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds to pay the accelerated indebtedness or that we will have the ability to refinance accelerated indebtedness on terms favorable to us or at all.

We are a holding company, and therefore are dependent upon the operations of our subsidiaries to meet our obligations.

We are a holding company that transacts business through our operating subsidiaries.  Our primary assets are the shares of our operating subsidiaries.  Our ability to meet our operating requirements and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds.  Payments of dividends and advances and repayments of inter-company debt by our subsidiaries are restricted by our credit agreements.

We may make acquisitions that are not successful, fail to properly integrate acquired businesses into our operations, or dispose of portions of our operations.

To the extent that we are able to secure the necessary financing, we intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines, or that might otherwise offer us growth opportunities.  We may have difficulty finding such opportunities or, if such opportunities are identified, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.

Any transactions that we are able to identify and complete may involve a number of risks, including:

•	the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;

•	possible adverse effects on our operating results during the integration process;

•	substantial acquisition related expenses, which would reduce our net income, if any, in future years;

•	the loss of key employees and customers as a result of changes in management; and

•	our possible inability to achieve the intended objectives of the transaction.

Should we consummate such a transaction, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees.  We may not be able to maintain uniform standards, controls, policies and procedures, and this may lead to operational inefficiencies.

In addition, emerging market conditions or evolving business dynamics may lead us to dispose of portions of our current operations, which could have the effect of reducing our current business or the product lines which we offer.

Our future rate of growth is highly dependent on the development and growth of the market for communications and network equipment.

In 2009, the majority of our revenues was derived from our wholly-owned subsidiary, MtronPTI, and its sales to manufacturers of communications and network infrastructure equipment, including indirect sales through distributors and contract manufacturers.  In 2010, MtronPTI expects a smaller but significant portion of its revenues to be derived from sales to these manufacturers.  Communications and network service providers have experienced periods of capacity shortage and periods of excess capacity.  In periods of excess capacity, communications systems and network operators cut purchases of capital equipment, including equipment that incorporates MtronPTI’s products.  A slowdown in the manufacture and purchase of communications and network infrastructure equipment could substantially reduce MtronPTI’s net sales and operating results and adversely affect our financial condition.  Moreover, if the market for communications or network infrastructure equipment fails to grow as expected, MtronPTI may be unable to maintain or grow its revenue.

If we are unable to introduce innovative products, demand for our products may decrease.

Our future operating results are dependent upon the ability of our wholly-owned subsidiary, MtronPTI, to continually develop, introduce and market innovative products, to modify existing products, to respond to technological change and to customize some of its products to meet customer requirements.  There are numerous risks inherent in this process, including the risks that MtronPTI will be unable to anticipate the direction of technological change or that it will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.

The business of our customers is cyclical.  A decline in demand in the electronic component industry may result in order cancellations and deferrals and lower average selling prices for our products.

Through our wholly-owned subsidiary, MtronPTI, we sell to industries that are subject to cyclical economic changes.  Our sales are principally sells to customers within the telecommunications, military and aerospace industries that produce products with an expected business life ranging from less than one year to more than 10 years depending on their application.

The electronic component industry in general, and specifically MtronPTI, has experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals and lower average selling prices.  This trend may continue and may become more pronounced.

Our market is highly competitive, and we may lose business to larger and better-financed competitors.

Our market is highly competitive worldwide, with low transportation costs and few import barriers.  Through our wholly-owned subsidiary, MtronPTI, we compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price.  Within the industry in which we compete, competition has become increasingly concentrated and global in recent years.  MtronPTI’s major competitors, some of which are larger, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.

We are dependent on a single line of business.

We are currently dedicated to manufacturing and marketing custom designed highly engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits, and we do not offer any other products.  Virtually all of our 2009 and 2010 revenues came from sales of frequency control devices, which consist of packaged quartz crystals, oscillator modules and electronic filters.  We expect that this product line will continue to account for substantially all of our revenues for the foreseeable future.

Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm our business and our financial condition.  Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business.  Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.

Our success depends on our ability to retain key management and technical personnel and attracting, retaining, and training new technical personnel.

Our future growth and success will depend in large part upon our ability to recruit highly skilled technical personnel, including engineers, and to retain our existing management and technical personnel.  The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas.  As a result, we may not be able to recruit and retain key personnel.  Our failure to hire, retain or adequately train highly-skilled employees required for the operation of our business could hinder our ability to successfully develop marketable products or could have a negative impact on our performance.

In addition, we depend on our senior executive officers and other key personnel to run our business.  We do not have long-term contracts with our key personnel.  The loss of any of these officers or other key personnel could adversely affect our operations.

Our backlog may not be indicative of future revenues.

The backlog of our wholly-owned subsidiary, MtronPTI, comprises orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which we have had long-standing relationships and written purchase orders from sales representatives.  Our customers may order components from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty.  They may cancel orders when business is weak and inventories are excessive, a phenomenon that we previously experienced in the most recent preceding economic slowdown.  As a result, we cannot provide assurances as to the portion of backlogged orders to be filled in a given year, and our backlog as of any particular date may not be representative of actual revenues for any succeeding period.

We rely upon a limited number of contract manufacturers for a significant portion of its finished products, and a disruption in those relationships could have a negative impact on our revenues.

In 2009, approximately 10.9% of our revenue was attributable to finished products that were manufactured by an independent contract manufacturer located in both Korea and China (12.7% in 2008).  We expect this manufacturer to account for a smaller but substantial portion of our production in 2010 and a material portion of our revenues for the next several years.  We do not have a written, long-term supply contract with this manufacturer.  If this manufacturer becomes unable to provide products in the quantities needed, or at acceptable prices, we would have to identify and qualify acceptable replacement manufacturers or manufacture the products internally.  Due to specific product knowledge and process capability, we could encounter difficulties in locating, qualifying and entering into arrangements with replacement manufacturers.  As a result, a reduction in the production capability or financial viability of this manufacturer, or a termination of, or significant interruption in, our relationship with this manufacturer, may adversely affect our results of operations and our financial condition.

We purchase certain key components from single or limited sources and could lose sales if these sources fail to fulfill our needs.

If single source components were to become unavailable on satisfactory terms, and our wholly-owned subsidiary, MtronPTI, could not obtain comparable replacement components from other sources in a timely manner, our business, results of operations and financial condition could be harmed.  On occasion, one or more of the components used in our products have become unavailable, resulting in unanticipated redesign and related delays in shipments.  We cannot give assurance that similar delays will not occur in the future.  Our suppliers may be impacted by compliance with environmental regulations including Restriction of Hazardous Substances and Waste Electrical and Electronic Equipment, which could disrupt the supply of components or cause additional costs for MtronPTI to implement new components into its manufacturing process.

As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. audit or investigation.

A number of the customers of our wholly-owned subsidiary, MtronPTI, are U.S. Government contractors.  As one of their suppliers, we must comply with significant procurement regulations and other requirements.  We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities.  One of those production facilities must comply with additional requirements and regulations for its production processes and for selected personnel related to maintaining the security of classified information.  These requirements, although customary within these markets, increase our performance and compliance costs.  If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.

We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA).  These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies.  Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems.  Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed.  If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government.  In addition, our reputation could be adversely affected if allegations of impropriety were made against us.

We, from time to time, may also be subject to U.S. Government investigations relating to our operations and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act.  We may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, if we are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law.  Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time.  Such convictions or actions could have a material adverse effect on us and our operating results.

Our products are complex and may contain errors or design flaws, which could be costly to correct.

When our wholly-owned subsidiary, MtronPTI, releases new products, or new versions of existing products, they may contain undetected or unresolved errors or defects.  The vast majority of MtronPTI’s products are custom-designed for requirements of specific OEM systems.  The expected business life of these products ranges from less than one year to more than 10 years depending on the application.  Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.

Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments.  Undetected errors and design flaws have occurred in the past and could occur in the future.  These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to our reputation, legal action by its customers, failure to attract new customers and increased service costs.

Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell its products directly to those equipment manufacturers.

There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components.  As a result, our ability to persuade these OEMs to utilize its products in customer designs could be reduced and, in the absence of a manufacturer’s specification of products from our wholly-owned subsidiary, MtronPTI, the prices that can be charged for them may be subject to greater competition.

Our customers are significantly larger than us and may exert leverage that will not be in our best interest.

The majority of the sales made by our wholly-owned subsidiary, MtronPTI, are to companies that are many times its size.  This size differential may place MtronPTI at a disadvantage in negotiating contractual terms.  These terms include price, payment terms, product warranties and product consignment obligations.

There is a growing trend among some of MtronPTI’s larger customers that MtronPTI provide increased levels of warranty coverage.  Some of these changes would require MtronPTI to pay substantial financial penalties if the customer invokes the warranty provision.  These additional warranties may result in additional production costs to MtronPTI.  In addition, these new warranty provisions may place MtronPTI at a disadvantage in comparison to its competitors and may result in terms that are not in the best interest of MtronPTI.

Future changes in or the determination of environmental liability and compliance obligations of our past and present operating subsidiaries may increase costs and decrease profitability.

Our past and current operating subsidiaries, including Lynch Systems and MtronPTI’s manufacturing operations, products, and/or product packaging have been and are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals.  In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in MtronPTI’s operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.

Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in MtronPTI’s products in order to be able to continue to offer them for sale.

We have significant international operations and sales to customers outside of the United States that subjects us to certain business, economic and political risks.

We have office and manufacturing space in Noida, India.  Additionally, our 2009 and 2008 export sales (primarily to Malaysia and China) accounted for 50.4% of our 2009 consolidated revenues and 56.5% of our 2008 consolidated revenues.  We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future.  Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including:

•	political and economic instability in countries in which the products of our wholly-owned subsidiary, MtronPTI, are manufactured and sold;

•	expropriation or the imposition of government controls;

•	sanctions or restrictions on trade imposed by the United States government;

•	export license requirements;

•	trade restrictions;

•	currency controls or fluctuations in exchange rates;

•	high levels of inflation or deflation;

•	greater difficulty in collecting accounts receivable and longer payment cycles;

•	changes in labor conditions and difficulties in staffing and managing international operations; and

•	limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies.  As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets.  We do not currently engage in foreign currency hedging activities, but may do so in the future to the extent that such obligations become more significant.

We use estimates and assumptions in accounting for our annual performance-based cash incentive bonus plan, which if actual results vary significantly from those estimates and assumptions, could affect operating results in future periods.

Determining the appropriate amount to account for our annual performance-based cash incentive bonus plan is based on our use of estimates and assumptions, which involves significant judgment.  If actual results vary significantly from those estimates and assumptions, amounts accrued in reporting periods throughout the year may not be sufficient, or future periods could be adversely affected by the amounts required to adequately recognize the related expense, which could have a significant effect on the operating results in those reporting periods.

Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes in the United States and several foreign jurisdictions.  Significant judgment is required in determining our worldwide provision for income taxes.  In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain.  Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability.  The final determination of any tax audits or related litigation could be materially different from our historical income tax provisions and accruals.  Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities and continuing assessments of our tax exposures could impact our tax liabilities and affect our income tax expense and profitability.

Ineffective internal controls over financial reporting may harm our business in the future.

We are subject to certain of the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 (“the Act”).  Our controls necessary for continued compliance with the Act may not operate effectively at all times and may result in a material weakness.  The identification of material weaknesses in internal control over financial reporting, if any, could indicate a lack of proper controls to generate accurate financial statements.  Further, our internal control effectiveness may be impacted if we are unable to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or the negative of these words or other variations on these words or comparable terminology,  as they relate to future periods.

Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s efforts to grow revenue, the Company’s expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company’s cash resources.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees of assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.

DESCRIPTION OF CAPITAL STOCK

General

This prospectus describes the general terms of our common stock and other securities we may issue.  For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Certificate of Incorporation and By-laws.  When we offer to sell a particular class or series of these securities, we will describe the specific terms of the class or series in a supplement to this prospectus.  Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities contained in this prospectus.  To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 10,000,000, consisting entirely of shares of our common stock.  As of September 30, 2010, there were 2,250,373 shares of common stock outstanding.

The description of our capital stock is qualified by reference to our Certificate of Incorporation and our By-laws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.

Common Stock

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor.  Under our Certificate of Incorporation, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law.  Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of the company, are entitled to share equally and ratably in the assets of our company.  The outstanding shares of common stock are, and the shares of common stock to be offered hereby when issued will be, fully paid and nonassessable.  The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may authorize and issue in the future.

Transfer Agent and Registrar

Mellon Investors Services LLC has been appointed as the transfer agent and registrar for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock.  We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent.  The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the number of shares of common stock purchasable upon exercise of the warrants;

•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•	the date, if any, on and after which the warrants and the related common stock will be separately transferable;

•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;

•	the minimum or maximum amount of the warrants that may be exercised at any one time;

•	a discussion of certain Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF UNITS

We may issue units comprising common stock and warrants in any combination, from time to time.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

 The applicable prospectus supplement will describe:

•      the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•      any unit agreement under which the units will be issued; and

•      any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

USE OF PROCEEDS

The net proceeds of this offering will be used for working capital and other general corporate purposes.  Such purposes may include research and development expenditures and capital expenditures.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of the related securities.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

ANTITAKEOVER EFFECTS OF DELAWARE LAW

Section 203 of the Delaware General Corporation Law, or the DGCL, provides that, subject to certain exceptions specified therein, an “interested stockholder” of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an “interested stockholder” unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an “interested stockholder”, (2) upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the “interested stockholder.” Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (2) the affiliates and associates of any such person.  Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder.  Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203.  The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.  These provisions also may have the effect of preventing changes in our management.  It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for Common Equity

Our common stock is traded on NYSE Amex, formerly known as the American Stock Exchange, under the symbol “LGL.”  Based upon information furnished by our transfer agent, at September 30, 2010, we had approximately 660 holders of record of our common stock.  The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by NYSE Amex:

Fiscal Year 2010	High	Low
First Quarter	$6.90	$3.29
Second Quarter	14.20	5.55
Third Quarter	23.79	10.19
Fourth Quarter (through October 22, 2010)	34.71	22.12

Fiscal Year 2009	High	Low
First Quarter	$2.28	$1.18
Second Quarter	4.50	1.70
Third Quarter	3.97	2.59
Fourth Quarter	3.75	2.30

Fiscal Year 2008	High	Low
First Quarter	$13.90	$6.20
Second Quarter	8.75	6.50
Third Quarter	8.40	5.00
Fourth Quarter	5.10	1.00

Dividend Policy

The Board of Directors has adopted a policy of not paying cash dividends.  This policy takes into account the long-term growth objectives of the Company, especially its acquisition program, stockholders’ desire for capital appreciation of their holdings and the current tax law disincentives for corporate dividend distributions.  In addition, the Company’s current credit agreements limit the subsidiaries’ ability to pay dividends and under such provisions, the Company currently cannot pay any dividends.  Accordingly, no cash dividends have been paid since January 30, 1989, and none are expected to be paid for the foreseeable future.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	20,000	$13.17	481,700
Equity compensation plans not approved by security holders	--	--	--
Total	20,000	$13.17	481,700

(1)
Our 2001 Equity Incentive Plan was originally approved by our stockholders on May 2, 2002, and an amendment to the 2001 Equity Incentive Plan was approved by our stockholders on May 26, 2005.  600,000 shares of our common stock were authorized for issuance under the 2001 Equity Incentive Plan, as amended.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; or

•	through a combination of any such methods of sale.

We may also sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

A prospectus supplement accompanying this prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any over-allotment options under which the underwriters may purchase additional securities from us;

•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; or

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement would be deemed to be underwriters in connection with securities offered by the applicable prospectus supplement.  Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies.  The common stock may be sold through a rights offering.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent.  Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

The prospectus supplement accompanying this prospectus in respect of an offering will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers.  Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.  Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NYSE Amex.  Any common stock sold pursuant to a prospectus supplement will be listed on NYSE Amex, subject to official notice of issuance.  No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell the securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.  The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.

As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  Underwriters may engage in over-allotment.  If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of the securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

Any underwriters who are specialists on NYSE Amex may engage in passive market making transactions in the securities on NYSE Amex in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.  Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered under this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Certain legal matters with respect to the securities will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.

EXPERTS

The consolidated financial statements of our company as of December 31, 2009 and 2008 and for the years then ended, incorporated by reference in this prospectus, have been so incorporated in reliance upon the report of J.H. Cohn LLP, independent registered public accountants, given upon its authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

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The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  The following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010; and

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our Current Reports on Form 8-K, filed with the SEC on January 7, 2010, February 4, 2010, March 30, 2010, May 18, 2010, May 25, 2010, August 5, 2010, August 13, 2010, August 16, 2010, August 17, 2010, September 23, 2010, October 4, 2010 and October 13, 2010.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering.  The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.

You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:

The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804
407-298-2000
Attention: Corporate Secretary

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto.  With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file periodic reports, proxy statements and other information with the SEC.  Our filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.